EXHIBIT 99.1

CORRECTING and REPLACING -- MGP Ingredients, Inc. Reports Third Quarter 2012 Results

Growth in Premium Spirits Drives Improving Product Mix

ATCHISON, Kansas, Nov. 14, 2012 (GLOBE NEWSWIRE) -- In a press release issued with the same headline on Nov. 8, 2012 by MGP Ingredients, Inc. (Nasdaq:MGPI), please note that Income (Loss) from Operations for the Year to Date Ended Sept. 30, 2012 was incorrectly reported by GlobeNewswire as $1,914 in the Consolidated Statements of Comprehensive Income (Loss) table. The correct figure should read $ (1,914). The full, corrected version of the press release follows:

Highlights

  Strong contribution from new Indiana distillery offsets a reduction in sales for lower-value industrial applications
  Q3 net income per share of $0.02 vs. net loss of $0.33 in prior year
  Capacity expansion and cost reductions at Indiana distillery will set stage for profitable spirits growth in 2013

MGP Ingredients, Inc. (Nasdaq:MGPI) (the "Company") today reported results for the third quarter ended September 30, 2012. Net income of $418,000, or $0.02 per diluted share, compared favorably with a net loss of $5.5 million, or $0.33 per diluted share, in the prior year.

Net sales for the third quarter were approximately even with the same quarter a year ago. Significantly higher beverage alcohol sales were offset by a reduction in sales for certain industrial alcohol applications. The recently acquired Lawrenceburg, Indiana, distillery continues to increase production of premium spirits, including bourbon and rye whiskeys. The food ingredients segment reported lower sales for the period due to decreased volume partially offset by improved pricing.

Net income for the third quarter was favorably impacted by unrealized hedging gains as recorded in the cost of sales. This was partially offset by the record-high corn basis, combined with competitive pricing in certain industrial alcohol markets. Net income compares favorably to the same period last year in which the Company reported an operating loss of $2.6 million, including significant losses on open derivative commodity contracts. Net income for the third quarter of 2012 also included a net loss of $135,000 from the ICP joint venture, which compares favorably to the prior-year period's net loss of $2.9 million from the ICP joint venture.

Net income for the first nine months of 2012 improved to $1.4 million, or $0.08 per diluted share, compared with a net loss of $15.1 million, or $0.91 per diluted share over the same period a year ago. Net sales for the first nine months of 2012 were $247.9 million, an increase of 18.6 percent over the same period last year.

"This was the most challenging quarter of the year in our alcohol markets, characterized by record-high corn prices and increased competition from fuel alcohol producers who are facing negative margins," said Tim Newkirk, President and Chief Executive Officer. "We most likely lost some market share at the lower end of the value spectrum, which tends to be more price-sensitive. Other products performed well, which is more reflective of our unique formulations and value-added services. The decline in industrial sales for the quarter was substantially offset by growth in our premium spirits. So, while our third quarter alcohol sales were relatively flat, our profit profile actually improved due to a stronger contribution from beverages."

Post-acquisition progress continues at the Indiana distillery. Production rates have more than doubled since the company assumed ownership in December 2011. Capital improvements and cost reduction programs, including a switch to natural gas, are expected to further increase manufacturing capacity at a lower cost per unit. Newkirk added, "We've made great inroads with our line of premium spirits this year, despite the fact that most of the important year-end order activity for 2012 took place before we acquired the facility. Our new beverage sales team is encouraged by the high level of interest among our key customers."

Segment Review: Premium Spirits and Industrial Alcohol

  Distillery products sales for the third quarter were $61.5 million, an increase of 1.6 percent compared to the prior year quarter. Increases in sales of premium spirits and distillers feed were offset by declines in lower-grade industrial products as previously mentioned. Results from the prior-year period did not include beverage sales from the Indiana distillery, as well as fees related to the storage of barrels used in the aging of whiskey and bourbon.

  The distillery products segment reported third quarter pre-tax operating income of $3.5 million, or 5.7 percent of sales, compared to $379,000, or less than 1 percent, during the same quarter a year ago. Quarter over quarter, pricing for distillery products out-paced the increased costs for corn, excluding the impact of accounting for open commodity contracts. Current quarter cost of sales related to open commodity contracts had a $1.7 million favorable impact compared with an unfavorable impact of $2.6 million in the prior year. For the third quarter, the per-bushel cost of corn averaged 9.2 percent higher than a year ago, with natural gas declining by an average of 19.6 percent over the same period.

  Distillery products sales for the first nine months of 2012 were $205.1 million, an increase of 25 percent over the prior year period. Pre-tax segment operating income for the nine months was $9.9 million, an increase of 113 percent over the same period a year ago.

Segment Review: Food Ingredients

  Ingredient segment sales for the third quarter were $14.1 million, a decrease of approximately 8 percent from the prior year's quarter. Higher average pricing was offset by declines in unit volume.

  The ingredients segment reported third quarter pre-tax operating income of $2.1 million, or 15.4 percent of sales, compared with $1.5 million, or 10.3 percent, for the same quarter a year ago. Profitability improved significantly from the prior year due to higher average selling prices and lower costs for natural gas and raw materials, principally flour.

  Ingredients segment sales for the first nine months of 2012 were $41.8 million, a 6.1 percent decrease from the prior year period. Pre-tax segment operating income for the nine months improved significantly to $4.7 million compared with $1.5 million over the same period a year ago.

Segment Review: Biopolymers

  Sales of the Company's plant-based biopolymers in the third quarter were $410,000, more than double prior year levels. The Company reported a pre-tax operating loss of $85,000 compared to a pre-tax loss of $112,000 in the prior year's quarter. For the first nine months segment sales were $939,000 compared with $702,000. The pre-tax operating loss for the first nine months was $332,000 compared with a loss of $497,000 in the prior-year. MGP is pursuing innovations in bio-based foams, plastics, and other materials made from distillers dried grains and soluables.

Outlook

Newkirk said, "MGP has been running on a dual track this year. We reconfigured our resources to focus on the most promising opportunities in premium spirits. At the same time, we needed to remove more impediments to generating consistent profits and returns on capital. To that end we attacked the cost side of our business through manufacturing and supply chain improvements. This will be an ongoing commitment, with targeted savings of 2 to 4 percent per year to combat cost inflation and free up capital for growth. Another critical goal was to reduce the volatility of cash flows resulting from commodity price swings. Our new sourcing agreement not only gives us a constant grain supply in tight markets, but also minimizes the financial impacts below the operating line, as could be seen in the most recent quarter."

He concluded, "With all the changes at MGP, we're really back to the heart of what has made this company successful – providing quality products from processed grains, backed by innovation and customer service. Growth initiatives in our food ingredients segment include new opportunities in protein delivery. In premium spirits we're pursuing beverage innovations, including new mash bills, flavor extensions, and barrel aging techniques.

"Our task is not without continuing challenges, but we've eliminated much of the distraction around grain pricing. The focus is now on execution. This is particularly important as we re-introduce MGP to the world of premium spirits."

About MGP Ingredients

MGP is a leading independent supplier of premium spirits to the beverage alcohol industry. The company also formulates grain-based starches and protein food ingredients targeting health and wellness applications for the branded consumer packaged goods industry. Distilled spirits are produced at facilities in the adjacent towns of Lawrenceburg and Greendale, Ind. The company is headquartered in Atchison, KS, where a variety of distilled alcohol products and food ingredients are manufactured. For more information, visit www.mgpingredients.com.

The MGP Ingredients, Inc. Logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=15667

Cautionary Note Regarding Forward-Looking Statements

This news release contains forward-looking statements as well as historical information. Forward-looking statements are usually identified by or are associated with such words as "intend," "plan," "believe," "estimate," "expect," "anticipate," "hopeful," "should," "may," "will," "could," "encouraged," "opportunities," "potential" and/or the negatives of these terms or variations of them or similar terminology. They reflect management's current beliefs and estimates of future economic circumstances, industry conditions, Company performance and financial results and are not guarantees of future performance. All such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those contemplated by the relevant forward-looking statement. Investors should not place undue reliance upon forward-looking statements and the Company undertakes no obligation to publicly update or revise any forward-looking statements. Important factors that could cause actual results to differ materially from our expectations include, among others: (i) disruptions in operations at our Atchison facility, (ii) the availability and cost of grain and fluctuations in energy costs, (iii) the effectiveness of our hedging strategy, (iv) our ability to close the prospective acquisition of Lawrenceburg Distillers Indiana, LLC and to integrate the acquired operations into our own, (v) the competitive environment and related market conditions, (vi) the ability to effectively pass raw material price increases on to customers, (vii) the ability to effectively operate the Illinois Corn Processing, LLC ("ICP") joint venture, (viii) our ability to maintain compliance with all applicable loan agreement covenants, (ix) our ability to realize operating efficiencies, (x) actions of governments and (xi) consumer tastes and preferences. For further information on these and other risks and uncertainties that may affect the Company's business, see Item 1A. Risk Factors in Part II of the Company's Transition Report on Form 10-K for the six-month period ended December 31, 2011.

MGP INGREDIENTS, INC.
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

(unaudited)	Quarter Ended		Year to Date Ended
(Dollars in thousands, except per share)	Sept. 30, 2012	Sept. 30, 2011	Sept. 30, 2012	Sept. 30, 2011
Gross Sales	$ 76,189	$ 76,138	$ 251,882	$ 209,231
Less Excise Taxes	82	--	3,897	107
Net Sales	$ 76,107	$ 76,138	$ 247,985	$ 209,124
Cost of Sales	70,047	73,347	230,382	202,602
Gross Profit	$ 6,060	$ 2,791	$ 17,603	$ 6,522

Selling, General and Administrative Expenses	$ 6,037	$ 5,074	$ 20,070	15,644
Gain on Sale of Assets, Net	(889)	--	(841)	--
Other Operating Costs	38	294	288	719
Income (Loss) from Operations	$ 874	$ (2,577)	$ (1,914)	$ (9,841)

Gain on Joint Venture Interest	--	--	4,055	--
Other Income, Net	(1)	46	3	51
Interest Expense	(225)	(114)	(712)	(206)
Equity in Earnings (Loss) of Joint Ventures	(130)	(2,830)	164	(5,002)
Income (Loss) Before Income Taxes	$ 518	(5,475)	$ 1,596	$ 14,998

Provision for Income Taxes	100	34	152	68
Net Income (Loss)	$ 418	$ (5,509)	$ 1,444	$ (15,066)

Other Comprehensive Income (Loss)	826	(3,520)	1,011	(532)
Comprehensive Income (Loss)	$ 1,244	$ (9,029)	$ 2,455	$ (15,598)

Basic Earnings (Loss) Per Common Share	$ 0.02	$ (0.33)	$ 0.08	$ (0.91)
Diluted Earnings (Loss) Per Common Share	$ 0.02	$ (0.33)	$ 0.08	$ (0.91)

Weighted Average Shares Outstanding–Basic	16,976,054	16,847,100	16,936,366	16,709,933
Weighted Average Shares Outstanding–Diluted	16,976,120	16,847,100	16,936,679	16,709,933

CONSOLIDATED BALANCE SHEET(UNAUDITED)

(Dollars in thousands)	Sept. 30, 2012	Dec. 31, 2011	(Dollars in thousands)	Sept. 30, 2012	Dec. 31, 2011
ASSETS			LIABILITIES AND STOCKHOLDERS' EQUITY
Current Assets:			Current Liabilities:
Cash and Cash Equivalents	$ --	$ 383	Current Maturities on Long-term Debt	$ 1,710	$ 1,670
Restricted Cash	129	7,605	Revolving Credit Facility	26,368	21,142
Receivables	30,294	27,804	Accounts Payable	15,094	22,704
Inventory	34,505	31,082	Accounts Payable to Affiliate, Net	2,572	6,167
Prepaid Expenses	1,737	958	Accrued Expenses	5,418	4,023
Deferred Income Taxes	4,763	6,056	Derivative Liabilities	148	3,465
Refundable Income Taxes	414	566	Total Current Liabilities	$ 51,310	$ 59,171
Derivative Assets	606	1,304	Other Liabilities:
Assets Held for Sale	--	2,300	Long-term Debt, Less Current Maturities	5,564	6,852
Total Current Assets	$ 72,448	$ 78,058	Deferred Credit	3,747	4,195
			Accrued Retirement, Health and Life	5,283	6,309
			Insurance Benefits
Property and Equipment, at Cost	189,052	185,386	Other Noncurrent Liabilities	1,460	2,144
Less Accumulated Depreciation	(112,336)	(108,307)	Noncurrent Deferred Income Taxes	4,763	6,056
Net Property, Plant and			Total Other Liabilities	$ 20,817	$ 25,556
Equipment	$ 76,716	$ 77,079	Total Liabilities	$ 72,127	$ 84,727
Investment in Joint Ventures	7,762	12,147	Stockholders' Equity	86,514	84,430
Other Noncurrent Assets	1,715	1,873	TOTAL LIABILITIES AND
TOTAL ASSETS	$ 158,641	$ 169,157	STOCKHOLDERS' EQUITY	$ 158,641	$ 169,157

Capital Structure
Net Investment in:
Cash and Cash Equivalents	$ --	$ 383
			Financed By:
Working Capital	$ 21,138	$ 18,887	Long-term Debt*	$ 5,564	$ 6,852
Property, Plant and Equipment	76,716	77,079	Deferred Liabilities	15,253	18,704
Other Noncurrent Assets	9,477	14,020	Stockholders' Equity	86,514	84,430
Total	$ 107,331	$ 109,986	Total	$ 107,331	$ 109,986

*Excludes short-term portion. Short- term portion is included within working capital.
CONTACT: For More Information
         Investors & Analysts:
         George Zagoudis, Investor Relations
         913-360-5441 or george.zagoudis@mgpingredients.com

         Media:
         Shanae Randolph, Corporate Director of Communications
         913-360-5442 or shanae.randolph@mgpingredients.com